UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 29, 2011

EDWARDS LIFESCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

(949) 250-2500

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

As described in Item 2.03 below, on July 29, 2011, Edwards Lifesciences Corporation (the “Company”) entered into a Four Year Credit Agreement by and among the Company, certain of its subsidiaries, the lenders signatory thereto, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and U.S. Bank, National Asociation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents (the “Credit Agreement”).

Item 1.02.   Termination of a Material Definitive Agreement.

As described in Item 2.03 below, on July 29, 2011, the Company terminated the Five-Year Unsecured Revolving Credit Agreement dated as of September 29, 2006, by and among the Company, the lenders party thereto, JP Morgan Chase Bank as Administrative Agent; J.P. Morgan Europe Limited as London Agent; Mizuho Corporate Bank, Limited as Tokyo Agent; Bank of America, N.A. as Syndication Agent; and The Bank of Tokyo-Mitsubishi UFI, Ltd., Mizuho Corporate Bank, Limited, Suntrust Bank, and Wachovia Bank, N.A., as Documentation Agents  (the “2006 Credit Agreement”). Under the 2006 Credit Agreement, all committed pro rata borrowings bore interest at the London interbank offering rate (“LIBOR”) plus 0.325%. The revolving credit facility under the 2006 Credit Agreement would have matured September 29, 2011.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 29, 2011, the Company entered into the Credit Agreement to establish a new four-year $500 million multi-currency unsecured revolving credit facility (including borrowings and letters of credit) to replace the existing $500 million unsecured revolving credit facility under the 2006 Credit Agreement.  All committed pro rata borrowings under the revolving facility will bear interest at a variable annual rate based on the LIBOR or base rate, at the Company’s election, subject to the terms and conditions thereof, plus, in each case, an applicable margin based on the Company’s leverage ratio.  Subject to certain terms and conditions, the Company may increase the amount of the revolving credit facility under the Credit Agreement by up to $250 million in the aggregate.

The Credit Agreement contains customary representations, warranties, covenants, events of default, terms and conditions, including limitations on liens, incurrence of debt, mergers and significant asset dispositions. The Company must also comply with a leverage ratio and interest coverage ratio. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations being declared due and payable and the revolving credit facility being terminated.

The Company expects to make borrowings under the Credit Agreement for general corporate purposes, as well as for the repayment of amounts outstanding under the 2006 Credit Agreement.

The Company and its affiliates from time to time engage certain of the lenders under the Credit Agreement to provide banking and financial services. All of these engagements are negotiated at arm’s length.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d) Exhibits

10.1               Four Year Credit Agreement dated July 29, 2011, by and among the Company, certain of its subsidiaries, the lenders signatory thereto, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and U.S. Bank, National Asociation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2011

EDWARDS LIFESCIENCES CORPORATION

	By:	/s/ Denise E. Botticelli
Denise E. Botticelli
Vice President, Associate General Counsel and Secretary

EXHIBITS FILED WITH SECURITIES AND EXCHANGE COMMISSION

Exhibit No.	Description
10.1

Four Year Credit Agreement dated July 29, 2011, by and among the Company, certain of its subsidiaries, the lenders signatory thereto, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd. Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents